EXHIBIT 99.4

PCM, INC.

Unaudited Pro Forma Combined Financial Statements

The following unaudited pro forma combined financial statements have been derived from the historical consolidated financial statements of PCM, Inc. (“PCM”) and En Pointe Technologies Sales, Inc. (“En Pointe Inc.”) to give effect to PCM’s acquisition of certain assets of En Pointe. On April 1, 2015, PCM completed the acquisition of certain assets of En Pointe Inc., one of the nation’s largest independent IT solutions providers, headquartered in Southern California. PCM acquired the assets of En Pointe Inc.’s IT solutions provider business, excluding current tangible assets, such as accounts receivable and inventory. Under the terms of the agreement, PCM paid an initial purchase price of $15 million in cash. The assets were acquired by an indirect wholly-owned subsidiary of PCM, which subsidiary now operates as En Pointe Technologies Sales, LLC (“En Pointe”) under the En Pointe brand.

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the acquisition as if it had occurred on January 1, 2014, the beginning of the earliest period presented. The unaudited pro forma combined statement of operations for the three months ended March 31, 2015 gives effect to the acquisition as if it had occurred on January 1, 2015. The unaudited pro forma combined balance sheet as of March 31, 2015 gives effect to the acquisition as if it had occurred on March 31, 2015. The unaudited pro forma combined financial information is presented for informational purposes only. The pro forma data is not necessarily indicative of what PCM’s financial position or results of operations actually would have been had PCM completed the acquisition as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

The unaudited pro forma combined financial statements, including the notes thereto, should be read in conjunction with the audited consolidated financial statements of PCM included in its Annual Report on Form 10-K for the year ended December 31, 2014 filed with the SEC on March 16, 2015, as amended on April 30, 2015, its Quarterly Reports on Form 10-Q for the quarter ended March 31, 2015 filed with the SEC on May 11, 2015 and its Current Reports on Form 8-K filed with the SEC from the end of our prior fiscal year through the date of this report.

PCM, INC.

Unaudited Pro Forma Combined Balance Sheet

As of March 31, 2015

(Dollars in Thousands)

	PCM			Pro Forma Combined
	March 31,	Purchase		March 31,
	2015	Adjustments(a)		2015
ASSETS
Current assets:
Cash and cash equivalents	$7,289	$—		$7,289
Accounts receivable, net of allowances	187,575	—		187,575
Inventories	42,939	4,544	(b)	47,483
Prepaid expenses and other current assets	10,047	920	(c)	10,967
Deferred income taxes	4,857	—		4,857
Current assets of discontinued operations	429	—		429
Total current assets	253,136	5,464		258,600
Property and equipment, net	86,137	439	(d)	86,576
Goodwill	25,510	40,474	(e)	65,984
Intangible assets, net	4,587	8,160	(f)	12,747
Other assets	6,295	115	(g)	6,410
Total assets	$375,665	$54,653		$430,318

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$117,509	$2,104	(h)	$119,613
Accrued expenses and other current liabilities	24,716	13,378	(i)	38,094
Deferred revenue	3,891	191	(j)	4,082
Line of credit	49,240	17,295	(k)	66,535
Notes payable — current	4,091	—		4,091
Current liabilities of discontinued operations	486	—		486
Total current liabilities	199,933	32,969		232,902
Notes payable and other long-term liabilities	34,993	17	(l)	35,010
Earn-out liability	—	21,667	(m)	21,667
Deferred income taxes	12,167	—		12,167
Total liabilities	247,093	54,653		301,746
Commitments and contingencies
Stockholders’ equity:
Preferred stock	—	—		—
Common stock	16	—		16
Additional paid-in capital	121,270	—		121,270
Treasury stock, at cost	(18,192)	—		(18,192)
Accumulated other comprehensive income	117	—		117
Retained earnings	25,361	—		25,361
Total stockholders’ equity	128,572	—		128,572
Total liabilities and stockholders’ equity	$375,665	$54,653		$430,318

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PCM, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Year Ended December 31, 2014

(In Thousands)

	PCM	En Pointe			Pro Forma Combined
	FYE December 31,	FYE September 30,	Pro Forma		FYE December 31,
	2014	2014	Adjustments		2014
Net sales	$1,356,362	$392,579			$1,748,941
Cost of goods sold	1,164,295	333,911			1,498,206
Gross profit	192,067	58,668			250,735
Selling, general and administrative expenses	176,362	51,697	$1,347	(n)	229,406
Operating profit	15,705	6,971	(1,347)		21,329
Interest expense, net	3,180	577	329	(o)	4,086
Income from continuing operations before income taxes	12,525	6,394	(1,676)		17,243
Income tax expense	5,490	393	1,675	(p)	7,558
Income from continuing operations	7,035	6,001	(3,351)		9,685
Loss from discontinued operations, net of taxes	(1,570)	—	—		(1,570)
Net income	$5,465	$6,001	$(3,351)		$8,115

Basic and Diluted Earnings (Loss) Per Common Share
Basic EPS:
Income from continuing operations	$0.57				$0.79
Loss from discontinued operations, net of taxes	(0.12)				(0.13)
Net income	$0.45				$0.66

Diluted EPS:
Income from continuing operations	$0.55				$0.75
Loss from discontinued operations, net of taxes	(0.13)				(0.12)
Net income	$0.42				$0.63

Weighted average number of common shares outstanding:
Basic	12,251				12,251
Diluted	12,881				12,881

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PCM, INC.

Unaudited Pro Forma Combined Statement of Operations

For the Three Months Ended March 31, 2015

(In Thousands)

	PCM	En Pointe			Pro Forma Combined
	Three Months Ended March 31,	Three Months Ended December 31,	Pro Forma		Three Months Ended March 31,
	2015	2014	Adjustments		2015
Net sales	$295,959	$107,699			$403,658
Cost of goods sold	256,854	92,389			349,243
Gross profit	39,105	15,310			54,415
Selling, general and administrative expenses	44,312	13,728	$337	(n)	58,377
Operating profit (loss)	(5,207)	1,582	(337)		(3,962)
Interest expense, net	771	113	82	(o)	966
Income (loss) from continuing operations before income taxes	(5,978)	1,469	(419)		(4,928)
Income tax expense (benefit)	(2,454)	363	68	(q)	(2,023)
Income (loss) from continuing operations	(3,524)	1,106	(487)		(2,905)
Loss from discontinued operations, net of taxes	(31)	—	—		(31)
Net income (loss)	$(3,555)	$1,106	$(487)		$(2,936)

Basic and Diluted Loss Per Common Share
Basic EPS:
Loss from continuing operations	$(0.29)				$(0.24)
Loss from discontinued operations, net of taxes	—				—
Net loss	$(0.29)				$(0.24)

Diluted EPS:
Loss from continuing operations	$(0.29)				$(0.24)
Loss from discontinued operations, net of taxes	—				—
Net loss	$(0.29)				$(0.24)

Weighted average number of common shares outstanding:
Basic	12,230				12,230
Diluted	12,230				12,230

The accompanying notes are an integral part of the unaudited pro forma combined financial statements. References in the table above are to the corresponding letter in Note 2: Pro Forma Adjustments.

PCM, Inc.

Notes to Unaudited Pro Forma Combined Financial Statements

1. Basis of Presentation and Acquisition of Certain Assets of En Pointe

On April 1, 2015, PCM completed the acquisition of certain assets of En Pointe Inc.’s IT solutions provider business, excluding current tangible assets, such as accounts receivable and inventory. Under the terms of the agreement, PCM paid an initial purchase price of $15 million in cash, which we financed through borrowings under our existing credit facility.

The unaudited pro forma combined statement of operations for the year ended December 31, 2014 gives effect to the acquisition as if it had occurred on January 1, 2014, the beginning of the earliest period presented. The unaudited pro forma combined balance sheet as of March 31, 2015 gives effect to the acquisition as if it had occurred on March 31, 2015. The unaudited pro forma combined balance reflects the preliminary allocation of the purchase price to the assets acquired and liabilities assumed based upon their respective estimated fair values, which are subject to change, and have been made based on management’s best estimate as of the date of this Form 8-K/A. The preliminary purchase price allocation included herein is dependent upon valuations and other studies that have not progressed to a stage where there is sufficient information to make a definitive allocation. The final purchase price allocation will be determined within a year of the closing of the acquisition. The actual amounts recorded as of the completion of the allocation of the purchase price, including its effect on our results of operations, may differ materially from the information presented in these unaudited pro forma combined financial statements. The unaudited pro forma combined financial information is presented for informational purposes only. The pro forma data is not necessarily indicative of what PCM’s financial position or results of operations actually would have been had PCM completed the acquisition as of the dates indicated. In addition, the unaudited pro forma combined financial information does not purport to project the future financial position or operating results of the combined company.

2. Pro Forma Adjustments

The following adjustments give pro forma effect to the En Pointe transaction described above:

a.              The purchase adjustments column reflects the fair value of the limited assets purchased plus the purchase price allocation attributable to goodwill and intangible assets.

b.              Represents specific inventory acquired as part of the transaction, including approximately $2.1 million under a vendor financing arrangement. See note (h) below.

c.               Primarily represents prepayments to vendors for unfulfilled purchase orders as of the acquisition date.

d.              Represents the approximate fair market value of fixed assets purchased, including equipment, software and furniture & fixtures.

e.               Goodwill reflects the excess of the purchase price over the identified tangible and intangible assets.

f.                Reflects estimated identified intangibles assets in the amount of $4.3 million for customer relationships, $2.0 million for trademarks/tradenames, and approximately $1.9 million for non-compete agreements.

g.              Represents real estate deposits on several leased facilities.

h.              Represents vendor financing supporting a purchase order to be delivered over time.

i.                 Represents various accrued liabilities, including $10.8 million for estimated earnout payments to be made over the next 12 months plus various transaction related expenses such as legal, accounting and banking fees.

j.                 Represents certain deferred revenues as of the acquisition date.

k.              Represents the initial purchase price of $15 million plus the immediate purchase of approximately $2.3 million of inventory at the time of closing.

l.                 Represents the long term portion of an assumed capital lease obligation.

m.          Represents the estimated earnout payments to be made between after twelve months.

n.              Reflects the estimated annual amortization expense associated with trademarks/tradenames, customer relationships and non-complete agreements of sellers using estimated useful lives for each asset of 3 years, 20 years and 4 years, respectively.

o.              Reflects the increased annual interest expense from the aggregate borrowings of $17.295 million using an average rate of 1.905%, which represents the average LIBOR rate applicable to our credit facility.

p.              Reflects the tax effect on the consolidated pro forma combined taxable income at PCM’s 2014 tax rate of 43.83%.

q.              Reflects the tax effect on the consolidated pro forma combined taxable income at PCM’s Q1 2015 tax rate of 41.05%.